Exhibit 23.1

Consent of Independent Auditor

The Board of Directors
nora Holding GmbH:

We consent to the incorporation by reference in the registration statement (Nos. 333-10377, 333-38675, 333-38677, 333-93679, 333-66956, 333-120813, 333-135781, 333-168373, and 333-205949) on Form S-8 of Interface, Inc. of our report dated October 22, 2018, with respect to the consolidated statements of financial position of Nora Holding GmbH (Successor) as of December 31, 2017 and 2016 and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows of Nora Holding GmbH (Successor) for the fiscal year ended December 31, 2017 and for the period from March 21, 2016 through December 31, 2016, and Mellifera Fünfte Beteiligungsgesellschaft mbH (Predecessor) for the period from January 1, 2016 through July 13, 2016 and for the fiscal year ended December 31, 2015, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Form 8-K/A of Interface, Inc. dated October 22, 2018.

Our report dated October 22, 2018 contains an emphasis of matter paragraph that states that effective July 13, 2016, nora Holding GmbH acquired all of the outstanding stock of Mellifera Fünfte Beteiligungsgesellschaft mbH in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany
October 22, 2018